UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

STERLING GROUP VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51775	72-1535634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

308 - 1228 Marinaside Cr.,
Vancouver, B.C., Canada	V6Z 2W4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-4407

n/a
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8 – Other Events

ITEM 8.01. OTHER EVENTS

On February 6, 2013, the Board of Directors of Sterling Group Ventures Inc. ("the Company") approved the extension of 3,817,500 Series "A" Share Purchase Warrants (the "A" Warrants) to the earlier of February 17, 2015 or the close of business on the 30th day after a takeover bid for the Company's issued and outstanding share capital has been made by a third party and approved by the shareholders of the Company.

Upon exercise of the Series "A" Share Purchase Warrants at $0.50 each, the holder will receive one Common Share of the Company and a Series "B" Share Purchase Warrant exercisable at $1.00 for another year. The Series "A" Share Purchase Warrants were originally issued pursuant to a private placement commencing in February 2004.

The Board of Directors of the Company also approved the extension of the 20,752,500 Series "D" Share Purchase Warrants (the "D" Warrants) to the earlier of February 17, 2015 or the close of business on the 30th day after a takeover bid for the Company's issued and outstanding share capital has been made by a third party and approved by the shareholders of the Company. The exercise price of the "D" Warrants remains unchanged at $0.15 per share. The Series "D" Share Purchase Warrants were originally issued pursuant to a private placement commencing in December 2010.

The Board of Directors of the Company also approved the expiry date of the Series "A" and "D" Warrants to be accelerated at any time prior to the extended expiry date of the Warrants to the close of business on the 30th day after the day on which the closing price of the Company's shares exceeds 80 cents for a period of 20 consecutive trading days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok
Raoul Tsakok
Chairman & CEO

February 7, 2013